Exhibit C

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into this 12th day of July, 2020, by and among Polaris Investment Holdings, L.P., a Delaware limited partnership (“Holdings”), Polaris Parent Corp., a Delaware corporation (“Music” and, together with Holdings, the “MP Parties”), and each of the undersigned (each, a “Holder” and collectively, “Holders”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Holder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the number of shares of Class A common stock, par value $0.0001 per share of Churchill Capital Corp III, a Delaware corporation (the “Issuer”) (the “Acquiror Shares”), set forth on such Holder’s signature page hereto (such Acquiror Shares, together with any other Acquiror Shares acquired by such Holder or with respect to which such Holder otherwise becomes entitled to exercise voting power during the Restricted Period (as defined below), the “Covered Shares”);

WHEREAS, the Issuer, Holdings, Music and the other parties named therein will, immediately following the execution of this Agreement, enter into that certain Agreement and Plan of Merger, dated as of July 12, 2020 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of the Issuer will be merged with and into Music, with Music surviving as a wholly owned subsidiary of the Issuer, and immediately thereafter Music will be merged with and into another direct, wholly owned subsidiary of Music, with such subsidiary surviving as a wholly owned subsidiary of the Issuer (together, the “Mergers”), on the terms and subject to the conditions set forth therein (the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, in connection with the Transactions, certain other institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”, and each such institutional “accredited investor”, an “Other Holder”)), have entered into voting and support agreements with the Issuer (the “Other Voting and Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Voting Agreement. Each Holder hereby unconditionally and irrevocably agrees that, during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 4 (such period, the “Restricted Period”), at any duly called meeting of the stockholders of the Issuer (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Issuer requested by the Issuer’s board of directors or undertaken as contemplated by the Transactions, such Holder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Covered Shares (i) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of the Issuer contained in the Merger Agreement, (iii) in favor of any other proposals set forth in the Issuer’s proxy statement to be filed by the Issuer with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”), (iv) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (A) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held or (B) the closing condition in Section 10.03(c) of the Merger Agreement has not been satisfied, and (v) except as set forth in the Proxy Statement, against the following actions or proposals: (A) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (B) (1) any change in the present capitalization of the Issuer or any amendment of the Certificate of Incorporation, except to the extent expressly contemplated by the Merger Agreement, (2) any liquidation, dissolution or other change in the Issuer’s corporate structure or business, (3) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Holder under this Agreement, or (4) any other action or proposal involving the Issuer or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions. The obligations of Holders specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Issuer’s board of directors.

2. Representations, Warranties and Agreements.

2.1 Holders’ Representations, Warranties and Agreements. Each Holder hereby represents and warrants to the MP Parties and acknowledges and agrees with the MP Parties as follows:

2.1.1 If a Holder is not an individual, such Holder has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. If a Holder is an individual, such Holder has the authority to enter into, deliver and perform its obligations under this Agreement.

2.1.2 If a Holder is not an individual, this Agreement has been duly authorized, validly executed and delivered by such Holder. If a Holder is an individual, the signature on this Agreement is genuine, and such Holder has legal competence and capacity to execute the same. This Agreement is enforceable against each Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by each Holder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon

Holder’s Covered Shares or any other property or assets of any Holder or any of their respective subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which any Holder or any of their respective subsidiaries is a party or by which any Holder or any of their respective subsidiaries is bound or to which Holder’s Covered Shares or any other property or assets of any Holder or any of their respective subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of any Holder to enter into and timely perform its obligations under this Agreement (a “Holder Material Adverse Effect”), (ii) if a Holder is not an individual, result in any violation of the provisions of the organizational documents of such Holder or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Holder or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Holder Material Adverse Effect.

2.1.4 Each Holder’s signature page hereto sets forth the number of Covered Shares over which such Holder has beneficial ownership as of the date hereof. As of the date hereof, each Holder is the lawful owner of the Covered Shares denoted as being owned by such Holder on the signature page hereto and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. [Each Holder acknowledges and represents that (i) the dispositive and voting power over the Covered Shares beneficially owned by each such Holder is held by a single Person, (ii) such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) all Covered Shares beneficially owned by each such Holder, and (iii) no other Person (including, for the avoidance of doubt, any other Holder) has any power to dispose of (or to cause the disposition of) or to vote (or to direct the voting of) any Covered Shares.] Each Holder has good and valid title to the Covered Shares denoted as being owned by such Holder on the signature page hereto, free and clear of any and all Liens other than those created or permitted by this Agreement and those imposed by applicable law, including federal and state securities laws. Except for the Covered Shares denoted on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any (i) equity securities of the Issuer, (ii) securities of the Issuer having the right to vote on any matters on which the holders of equity securities of the Issuer may vote or which are convertible into or exchangeable for, at any time, equity securities of the Issuer, or (iii) options or other rights to acquire from the Issuer any equity securities or securities convertible into or exchangeable for equity securities of the Issuer except as contemplated by the Transaction Agreements.

2.1.5 Each Holder acknowledges and represents that such Holder has (i) received such information as such Holder deems necessary in order to make an investment decision with respect to the Covered Shares and to enter into this Agreement, including with respect to the Issuer, Holdings, Music and the Transactions and (ii) relied solely upon the presentation attached hereto as Exhibit A in making its decision to enter into, deliver and perform its obligations under this Agreement. Without limiting the generality of the foregoing, no Holder has relied on any statements or other information provided by the Issuer or any MP Party in making its decision to enter into, deliver and perform its obligations under this Agreement. Each Holder further acknowledges that that there have been no representations, warranties, covenants or agreements made to such Holder by Holdings, Music or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement. Each Holder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Holder are irrevocable.

2.1.6 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by any Holder with the Commission with respect to the beneficial ownership of the Issuer’s common stock, no Holder is currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.7 Each Holder understands and acknowledges that MP Parties are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Holders.

2.1.8 No Holder (i) has entered into any voting agreement or voting trust with respect to such Holder’s Covered Shares inconsistent with Holders’ obligations pursuant to this Agreement, (ii) has granted a proxy, a consent or power of attorney with respect to Holders’ Covered Shares and (iii) has entered into any agreement or taken any action that would make any representation or warranty of Holders contained herein untrue or incorrect in any material respect or have the effect of preventing Holders from performing any of their obligations under this Agreement.

2.1.9 There is no Action pending against any Holder or, to the knowledge of any Holder, threatened against any Holder that challenges the beneficial or record ownership of any Holder’s Covered Shares, the validity of this Agreement or the performance by Holders of their obligations under this Agreement.

2.2 Representations, Warranties and Agreements of the MP Parties. The MP Parties hereby represent and warrant to Holders and acknowledge and agree with Holders as follows:

2.2.1 Each MP Party is duly organized and validly existing under the laws of its jurisdiction of formation, with corporate (or equivalent) power and authority to enter into, deliver and perform its obligations under this Agreement.

2.2.2 This Agreement has been duly authorized, executed and delivered by the MP Parties and is enforceable against the MP Parties in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.3 The execution, delivery and performance of this Agreement (including compliance by the MP Parties with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the terms of any material contract, or other agreements or instrument to which any MP Party is a party or by which any MP

Party or any of its assets may be bound, (ii) result in any violation of the provisions of the organizational documents of any MP Party, as applicable or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over any MP Party or any of its properties, as applicable, that would reasonably be expected to impair any MP Party’s ability to perform its obligations under this Agreement.

2.2.4 No Other Voting and Support Agreement includes terms and conditions that are materially more advantageous to any such Other Holder than any Holder hereunder; provided, however, that Other Voting and Support Agreements that have been entered into with certain Other Holders who have also entered into Subscription Agreements with the Issuer pursuant to which such Other Holders have agreed to subscribe for shares of Class A common stock of the Issuer up to or in excess of the amount of Covered Shares currently held by such Other Holder, may contain a limited exception to the transfer restrictions set forth in Section 3.1. The Other Voting and Support Agreements have not been amended in any material respect following the date of this Agreement.

3. Additional Covenants.

3.1 Each Holder agrees that, during the Restricted Period, except as contemplated by this Agreement, the Merger Agreement and the Transactions, it shall not, and shall cause its Affiliates not to, without Music’s prior written consent (which consent may be given or withheld by Music in its sole discretion): (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Covered Shares (except in connection with voting by proxy at a meeting of stockholders of the Issuer as contemplated by Section 1 of this Agreement); or (iii) permit to exist any Lien with respect to any or all of the Covered Shares other than those created by this Agreement; provided, that any Lien with respect to Covered Shares that would not prevent, impair or delay Holders’ ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions contained above. Notwithstanding the foregoing, this Section 3.1 shall also not prohibit a Transfer of Covered Shares by any Holder to an Affiliate of such Holder; provided, that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Music, to assume all of the obligations of such Holder hereunder and to be bound by the terms of this Agreement.1 Any transfer in violation of this Section 3.1 shall be null and void ab initio.

[1]

Certain Voting and Support Agreements with respect to a total of 3,550,000 Acquiror Shares permit the following transfers: “a Transfer of Covered Shares by Holder following the date that the closing price of the Acquiror Shares equals or exceeds $15.00 per share (as adjusted for any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like) for any 15 trading days within any consecutive 20-trading day period commencing on the date the preliminary Proxy Statement with the respect to the Transactions is filed.”

3.2 In the event of a stock dividend or distribution, or any change in the Covered Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in such transaction. Each Holder agrees, while this Agreement is in effect, to notify Music promptly in writing (including by e-mail) of the number of any additional Covered Shares acquired by such Holder, if any, after the date hereof.

3.3 Each Holder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Holders contained in this Agreement inaccurate in any material respect or have the effect of preventing or disabling Holders from performing its obligations under this Agreement.

3.4 Standstill Obligations. Each Holder covenants and agrees that, during the Restricted Period:

3.4.1 Such Holder shall not take, nor shall any of its Affiliates or Representatives take, whether directly or indirectly, any action intended to solicit, initiate or encourage, or any action to continue or engage in discussions or negotiations with, any Person (other than the MP Parties and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, a Business Combination Proposal other than with the MP Parties and their respective Affiliates and Representatives. If any Holder or any of their Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal, then such Holder shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits it from considering such inquiry or proposal and, in such event, such Holder shall also promptly notify Music of such facts and circumstances. Such Holder shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than the MP Parties and/or any of their Affiliates or Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

3.4.2 Each Holder shall not, nor shall any Holder act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Covered Shares in connection with any vote or other action with respect to a Business Combination Proposal, other than to recommend that shareholders of the Issuer vote in favor of approval of the Merger Agreement and in favor of approval of the other proposals set forth in the Proxy Statement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1).

3.4.3 Each Holder shall not, nor shall any Holder act in concert with any person to, deposit any of the Covered Shares in a voting trust or subject any of the Covered Shares to any arrangement or agreement with any person with respect to the voting of the Covered Shares, except as provided by Section 1.

3.5 Stop Transfers. Each Holder agrees with, and covenants to, the MP Parties that no Holder shall request that the Issuer register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Covered Shares during the term of this Agreement without the prior written consent of Music, in its sole discretion, other than pursuant to a transfer permitted by Section 3.1.

3.6 No Inconsistent Agreements. Each Holder hereby covenants and agrees that, except for this Agreement, no Holder shall, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to such Holder’s Covered Shares inconsistent with such Holder’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to such Holder’s Covered Shares and (iii) enter into any agreement or taken any action that would make any representation or warranty of Holders contained herein untrue or incorrect in any material respect or have the effect of preventing Holders from performing any of their obligations under this Agreement.

3.7 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Agreement pursuant to provisions of this Agreement that have not been terminated pursuant to Section 4.

4. Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the First Effective Time, (ii) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (iii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Music shall promptly notify each Holder of the termination of the Merger Agreement promptly after the termination of such agreement. Notwithstanding anything to the contrary herein, the provisions of Section 5 shall survive the termination of this Agreement.

5. Miscellaneous.

5.1 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement.

5.1.1 Each of the parties hereto acknowledges that Holdings, Music and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, each of the parties hereto agrees to promptly notify the other parties hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party set forth herein are no longer accurate in all material respects.

5.1.2 Each of Holders, Holdings and Music is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

5.1.3 Each of the parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein.

5.1.4 Each Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

5.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) If to any MP Party:

c/o MultiPlan, Inc.

115 Fifth Avenue

New York, NY 10003

Attention: Mark Tabak and David Redmond

Email: mtabak@multiplan.com and david.redmond@multiplan.com

with a copy (which shall not constitute notice) to:

c/o Hellman & Friedman

415 Mission Street

Suite 5700

San Francisco, CA 94105

Attention: Arrie Park

Email: apark@hf.com

and

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C., Jon-Micheal A. Wheat, P.C. and Emma E. Lange-Novak

Email: rcampbell@kirkland.com, jwheat@kirkland.com and emma.lange-novak@kirkland.com

(ii) If to a Holder, to such address or addresses set forth on the signature page hereto next to such Holder’s name.

5.3 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter(s) entered into relating to the subject matter hereof.

5.4 Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought, (ii) without the prior written consent of Holdings and Music and (iii) in the event that such amendment, modification, supplement or waiver would reasonably be expected to materially and adversely affect the closing of the Transactions pursuant to the Merger Agreement, without the prior written consent of Issuer; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.

5.5 Assignment. Except for transfers permitted by Section 3.1, neither this Agreement nor any rights, interests or obligations that may accrue to the parties hereunder may be transferred or assigned without the prior written consent of each of the other parties hereto.

5.6 Benefit.

5.6.1 Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

5.6.2 Each Holder acknowledges and agrees that (i) this Agreement is being entered into in order to induce each of Holdings and Music to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of Holders hereunder, each of Holdings and Music would not enter into the Merger Agreement, (ii) each representation, warranty, covenant and agreement of Holders hereunder is being made also for the benefit of Holdings and Music, and (iii) each of Holdings and Music may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holder under this Agreement.

5.6.3 Each of Holders, Holdings and Music agrees that Issuer is a third party beneficiary of this Agreement and Issuer may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Holders under this Agreement, as amended, modified, supplemented or waived in accordance with Section 5.4.

5.7 Capacity; Fiduciary Duties. The covenants and agreements set forth herein shall not prevent any Holder designee, director, officer or employee serving on the board of directors of Issuer from exercising his or her fiduciary duties while acting in such Person’s capacity as a director of Issuer. Each Holder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Holder’s Acquiror Shares and nothing in the foregoing sentence shall be deemed to limit, amend, modify or waive (a) any obligation of any Holder hereunder in such Holder’s capacity as a Beneficial Owners of such Holder’s Acquiror Shares or (b) any obligation of the Issuer under the Merger Agreement or any other Transaction Agreement.

5.8 Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

5.9 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.2, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 5.9, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

5.10 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

5.11 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

5.12 Remedies.

5.12.1 The parties agree that irreparable damage would occur if this Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including Holders’ obligations to vote their Covered Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 5.9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties to cause the other parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 5.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any Action for which Holdings or Music is being granted an award of money damages, Holders agree that such damages shall include, without limitation, damages related to the cash consideration that is or was to be paid to Holdings or its equityholders under the Merger Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement.

5.12.2 The parties acknowledge and agree that this Section 5.12 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.

5.12.3 In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

5.13 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement shall survive the Closing.

5.14 No Broker or Finder. Each of the Issuer and the Holders represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Issuer and the Holders agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

5.15 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

5.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

5.17 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

5.18 Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party.

5.19 Consent to Disclosure. The Issuer shall, by 9:00 a.m., New York City time, on the fourth (4th) business day immediately following the date of this Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Voting and Support Agreements and the Transactions. Each Holder hereby consents to the publication and disclosure in any (i) Form 8-K filed by the Issuer with the SEC in connection with the execution and delivery of the Merger Agreement and the Proxy Statement or (ii) other documents or communications provided by the Issuer, Holdings or Music to any Governmental Authority or to securityholders of the Issuer, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities, of each Holder’s name or identity and beneficial ownership of Covered Shares and the nature of each Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Issuer, Holdings or Music, a copy of this Agreement. Without each Holder’s prior written consent, Issuer, Holdings and Music shall not use such Holder’s name in any press release issued in connection with the Transactions. Each Holder will promptly provide any information reasonably requested by the Issuer, Holdings or Music for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

5.20 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any MP Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.

5.21 Certificates. Promptly following the date of this Agreement, each Holder shall advise the Issuer’s transfer agent in writing that such Holder’s Covered Shares are subject to the restrictions set forth herein and, in connection therewith, provide the Issuer’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

5.22 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between Holders, on the one hand, and the MP Parties, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties.

5.23 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other Transaction Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Holdings, Music and each Holder has executed or caused this Voting and Support Agreement to be executed by its duly authorized representative as of the date set forth below.

HOLDINGS

POLARIS INVESTMENT HOLDINGS, L.P.

By: Polaris Investment Holdings GP, LLC
Its: General Partner

By:
Name:
Title:

Signature Page to Voting and Support Agreement

Exhibit C

MUSIC

POLARIS PARENT CORP.

By:
Name:
Title:

HOLDER

[HOLDER]

By:
Name:
Title:

Acquiror Shares:

Notice Address:

HOLDER

[HOLDER]

By:
Name:
Title:

Acquiror Shares:

Notice Address: